Exhibit 10.19

[GRAPHIC OMITTED]

Standard Form of Agreement Between Owner and
Contractor where the basis for payment is the COST OF THE
WORK PLUS A FEE with a negotiated Guaranteed Maximum Price

AIA DOCUMENT A111–1997
1997 EDITION – ELECTRONIC FORMAT

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document is not intended for use in competitive bidding.

AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference.

This document has been approved and endorsed by The Associated General Contractors of America.

Copyright 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, © 1997 by The American Institute of Architects. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

AGREEMENT made as of the 1st day of October in the year 2003
(In words, indicate day, month and year)

BETWEEN the Owner:
(Name, address and other information)
River Rock Entertainment Authority
4988 Moore Lane
Healdsburg, California 95448
The River Rock Entertainment Authority is an Indian Organization formed under the laws of the Dry Creek Band of Pomo Indians, a federally recognized Indian tribe.

and the Contractor:
(Name, address and other information)
Swinerton Builders
260 Townsend Street
San Francisco, CA 94107
California License #92
Federal Tax I.D. 94-1499330

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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California Licensed # 92
Federal Tax I.D. No. 94-1499330

The Project is:
(Name and location)
River Rock Casino-Construction of a parking structure with approximately 1,393 stalls in three separate structures connected by bridges, as described in the Contract Documents, (collectively, “Project”) to be located on the Dry Creek Rancheria at 3250 Highway 128 East, Geyserville, California.

The Architect is:
(Name, address and other information)
FFKR Architects/Planners II
132 Pierpont Avenue, Suite 200
Salt Lake City, Utah 84101

The Owner and Contractor agree as follows:

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, (including design development and construction/bid sets). Specifications, Addenda to Drawings, if any, issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern. The parties acknowledge and agree that, notwithstanding the effective date of this Agreement, this Agreement will actually be executed some time after such effective date and, therefore, this Agreement incorporates changes in the Design Documents (as defined in the General Conditions) and correspondence between the Owner and Architect reflecting changes to Architect’s scope and/or Owner’s program after the effective date and prior to December 5, 2003 (as enumerated in Article 15 hereof). Further changes made after December 5, 2003 will be effective only if memorialized in a Change Order signed by Architect, Owner and Contractor and expressly intended to modify this Agreement.

Contractor acknowledges that since all or a portion of the Drawings and Specifications have not as yet received the approval of all appropriate tribal or other governmental agencies, they are not final. Contractor agrees to use its best efforts in assisting Architect, the other design consultants for the Project and Owner to develop final and complete Drawings and Specifications consistent with any requirements that may be made by the appropriate tribal or other governmental agencies in connection with their approvals, consistent with the intent of the Contract Documents and within the Guaranteed Maximum Price hereinafter specified. Furthermore, Contractor shall develop such unit price breakdowns and schedules as Owner or Architect may reasonably require. In that regard and subject to Scope Changes as contemplated in subparagraph 5.2.6.1.1 hereof that are not reasonably inferable from the Contract Documents in their present state, variances between One Hundred Percent (100%) completed and permittable Drawings and Specifications and the Contract Documents shall in no event result in an increase in the Guaranteed Maximum Price or an extension of Scheduled Completion Date (as those terms are hereinafter defined), provided that the Project schedule is not impacted by any delay(s) in the completion of the Drawings, the Specifications and the Contract Documents.

In the event of conflict between the provisions of the Contract Documents, Owner shall specify which provision shall prevail in each instance (except that the provisions of this Agreement shall prevail over all other Contract Documents).

ARTICLE 2 THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, and shall provide initial preparation and subsequent periodic updating of a Critical Path Method Schedule (“CPM Schedule”) except to the extent specifically

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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indicated in the Contract Documents to be the responsibility of others. The initial CPM Schedule shall be attached to this Agreement as Exhibit “2.1.”

2.1  The Contractor shall perform, or cause to be performed, the entire Work of construction and construction related services required by the Contract Documents to complete the Project in accordance with the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. In connection therewith, Contractor shall provide all materials, labor and equipment, supervision, services, tools, construction equipment, transportation, expertise and subcontracted items required for the construction of the Project in accordance with the Contract Documents and consistent with Paragraph 3.6 of the General Conditions. All Contract Documents are intended to be cooperative and complimentary so that any Work called for in one Contract Document and not mentioned in the other is to be executed the same as in the other. The Work includes and contractor shall perform all things reasonably inferable from the Contract Documents as being necessary to produce the intended results for the completion of the Work. The standard of quality for all materials used in the construction work to be performed by Contractor shall be equal or comparable to that quality identified in the Design Development Drawings, Specifications and Construction Drawings completed to date and in existing construction.

2.2  Contractor and Owner acknowledge and agree that this is a “fast track” project and that all information necessary to construct this Project has not been delivered to Contractor and such information will be delivered to Contractor, Contractor and Owner further acknowledge an agree that the Work may be constructed out of sequence and such out of sequence construction shall not, in itself, constitute any reason for Contractor not to complete the Work on a timely basis in accordance with the completion schedule anticipated for the Project, provided that such out of sequence Work does not at such time materially adversely affect the critical path of construction. Any changes to the proposed completion schedule, if necessary, shall be identified promptly. Contractor further acknowledges that the layout, use, location, and/or design of certain aspects of the Project may materially change. All of such changes, other than items resulting from value engineering efforts or changes in scope, shall not affect the terms of the Contract Documents and the performance of Contractor hereunder.

ARTICLE 3  RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Owner and the Architect and exercise the Contractor’s best skill, efforts and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most~~an~~ expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to exercise best efforts to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

Insert A: Intentionally deleted

ARTICLE 4  DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1  The date of commencement shall be the Effective Date of this Agreement~~of the Work shall be the date of this Agreement~~ unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.
(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

If, prior to commencement of the Work, the Owner required time to file ~~mortgages, mechanic’s liens and other~~ security interests, the Owner’s time requirement shall be as follows: N/A

4.2 The Contract Time shall be measured from the date of commencement.

4.3  The Contractor shall achieve Substantial Completion of the entire Work not later than November 22, 2004~~days from the date of commencement, or as follows:~~
(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)

4.4     If the Substantial Completion Date of the Work is delayed solely for any cause beyond Contractor’s control, including, but not limited to any neglect or default of the Owners, Owner’s Lender (as defined elsewhere herein), Architect or by any employee or representative of any of them, or by any separate contractor employed by the Owner,

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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or the building department or other governmental authority of the Tribe or any other authority having jurisdiction, or by injunction, or by control or regulations of the Tribe or any other authority having jurisdiction, or by any unusual delay in deliveries by third parties employed directly by Owner or by shortages of labor or materials, or both, extending on an industry-wide basis, or by damage or delay which may arise through or by fire, explosion, lightening, earthquake, cyclone, unusual and unforeseen inclement weather over normal conditions for the time of the year that impedes Work at the site, riot, insurrection or war, or by the abandonment of the Work by strikes, boycotts or by lockouts engaged thereon through no fault of the Contractor (any of the foregoing, a “Force Majeure Event”), the Contractor shall not be held responsible or accountable for the delay and the Owner shall issue a Change Order as defined in Paragraph 7.2 of the General Conditions hereto) to this Contract extending the Substantial Completion Date by the number of days that the Substantial Completion Date has been delayed, and increasing the Guaranteed Maximum Price by such amount, if any, as the parties mutually agree, in writing, is the reasonable cost of the Work increased due to the delay, which shall include an increase in the Contractor’s Fee as set forth in Article 5 below, Contractor and Owner shall take any needed steps to actively mitigate the effects of any delay. Notwithstanding the above, if the increase of the Guaranteed Maximum Price agreed to by the parties would exceed ten percent (10%) of the original Guaranteed Maximum Price, Owner, in its sole and absolute discretion, shall have the option to terminate this Contract, subject to Paragraph 14.4 of the General Conditions and without any further liability upon delivery of ten (10) days’ written notice to Contractor.

4.5  Time is of the essence of this Agreement. It is specifically agreed that Contractor assumes the risk of nonperformance or late performance by its Subcontractors or any employees or agents of any of them and that no extension of the Scheduled Completion Date shall be granted Contractor for such reason. If Contractor, at any time, ascertains that for any reason its is unable to complete the Work by the Scheduled Completion Date, Contractor shall immediately notify Owner in writing of this fact. Unless Contractor is entitled to an extension under Article 4.4 of this Agreement and under Article 8 of the General Conditions. Owner shall have the option, without limitation, to require Contractor to work on an overtime basis to complete the Work by the Scheduled Completion Date without any increase in the Guaranteed Maximum Price as defined and specified below in Article 5 hereof.

, subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert provisions, if any, for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the Work.)

ARTICLE 5 BASIS FOR PAYMENT

5.1 CONTRACT SUM

5.1.1  The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

5.1.2  The Contractor’s Fee ~~is~~for the Work performed under this Agreement shall be an aggregate amount equal to the sum of four percent (4%) of the Cost of the Work relating to the Work described in the Contract Documents (as identified in Contractor’s initial cost estimate, hereinafter “Contractor’s Proposal”). The aggregate amount comprising Contractor’s Fee shall be adjusted, upward or downward, based on the product obtained by multiplying the respective percentage set forth above to the final Cost of the Work in each of such categories, as approved by Owner. Contractor’s Fee shall be deemed to include all profit to be paid to Contractor, except, however, with respect to self-performed Work, profits shall be deemed included in the cost of such self-performed Work and no Contractor’s Fee shall apply thereto if such Work can be obtained through a competitive bid process at a lower Cost to Owner, but only to the extent of the excess cost of such self-performed Work over the lower cost competitor.

5.1.3  Notwithstanding anything to the contrary contained herein, to the extent this Agreement contemplates that Contractor will furnish and install material for the proper execution and completion of the Work, this Agreement is intended to be, and shall be construed and interpreted as if it constitutes, two (2) separate agreements, one for the retail sale of such materials upon delivery to the Reservation, and one for the installation of same into the Project.~~:~~

5.1.4  The General Condition Costs for changes shall be calculated at actual cost to administer the change without payment of Contractor’s Fee thereon.
(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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5.2 GUARANTEED MAXIMUM PRICE

5.2.1  The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed an aggregate amount (hereinafter, the “Guaranteed Maximum Price”) equal to Thirty-Seven Million One Hundred Fourteen Thousand Dollars- ($37,114,000), which shall constitute the sum of the anticipated Cost of the Work (including all Construction Services, Contractor’s Contingency (which shall not be available to cover the cost of Change Orders), the cost of any Allowance Work, as adjusted pursuant to Subparagraph 5.2.4 below, and Contractor’s Fee, all as set forth with particularity in Contractor’s Proposal attached hereto at Exhibit “5.2.1”, and subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

.1  Subject to Subparagraph 5.2.6.4 hereof, when the Drawings and Specifications for the Project are sufficiently complete to address all value engineering items identified by Architect, Contractor and Owner, as set forth with particularity in Paragraph 5.2.4 below, and when all proposals with respect thereto from all Subcontractors, suppliers and/or Sub-subcontractors have been received, analyzed and accepted by Owner (as provided for herein), Contractor shall propose an amendment in such form as is acceptable to Owner to reflect changes in the scope of Work necessitated by the completion of such Drawings and Specifications.
(Insert specific provisions if the Contractor is to participate in any savings.)

5.2.2  The Guaranteed Maximum Price is based on the flowing alternates, if any, which are ~~described in the Contract Documents and are hereby accepted by the Owners:~~ to be established in the Guaranteed Maximum Price attached hereto at Exhibit “5.2.1.”
(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)

5.2.3 Unit prices, if any, are as follows: None

5.2.4  Allowances, if any, are ~~as follows~~ to be established in the Guaranteed Maximum Price and attached hereto at Exhibit “5.2.4”:
(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

.1  Contractor specifically acknowleges that the Guaranteed Maximum Price includes within the Work the cash allowance for certain items as identified by Contractor, Architect and Owner, working in concert, and listed in Contractors’ Proposal (“Allowance Work”), and that the valuations listed therein include applicable taxes, except to the extent specifically excluded under Paragraph 3.6 of the General Conditions or elsewhere under the Contract Documents, and costs of delivery to the site.

.2  Prior to the performance of the Work specified in each of the allowance items set forth in Contractor’s Proposal, Contractor shall, as soon as practicable, submit to the Owner with respect to each such allowance item and (i) a firm price for that portion of the Work to be performed directly by Contractor, such price to be computed on the basis of the Cost of the Work.

.3  The Cost of the Work for each item of Allowance Work upon completion of such item shall be compared with the amount of the allowance specified in Contractor’s Proposal for such item. If such cost is different than the allowance specified in Contractor’s Proposal, the Guaranteed Maximum Price will be adjusted upward or downward by the amount of such difference by Change Order. Costs for all Allowance Work shall be accounted for as a separate cost line item.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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.4  Notwithstanding the foregoing provisions of this Subparagraph to the contrary, Owner shall have the right to deduct from the Contract Documents by Change Order any of the Work covered by any allowance or allowances itemized in Contractor’s Proposal. Upon such deduction, the Guaranteed Maximum Price will be reduced by the amount of the allowance or allowances which may be so deducted.

.5  Any adjustment in the Cost of Work resulting from the application of this Subparagaph 5.2.4, shall also result in an adjustment to the Contractor’s Fee in accordance with the terms of Subparagraph 5.1.2. hereof.

5.2.5  Assumptions, if any, on which the Guaranteed Maximum Price is based are ~~as follows:~~ to be established in the Guaranteed Maximum Price and attached hereto at Exhibit “5.2.5”, and which Contractor acknowledges to be all of the assumptions that Contractor needed to make concerning the Work.

5.2.6  To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

5.2.6.1  The Guaranteed Maximum Price shall be adjusted for Scope Changes (as defined in Subparagraph 5.2.6.1.1 hereof) which are specifically requested by and approved by the Owner through a written Change Order authorized in accordance with the requirements of the Contract Documents. When the Final Documents are prepared, the Owner and the Contractor shall negotiate in good faith to reach agreement on a Change Order adjusting the Guaranteed Maximum Price for Scope Changes.

.1  A “Scope Change” shall mean Work described in the Final Documents which is not reasonably inferable by a contractor possessing a high level of skill, experience and expertise as the Contractor as necessary or prudent for the proper, timely and orderly completion of the Work based upon the Preliminary Documents, other Contract Documents, materials and information furnished the Contractor as of the date of this Agreement and the ongoing discussions and meetings between the Contractor, Owner, and Architect (which have described the scope, quality, construction requirements and design intent of the Work), and which constitutes a material change in the quantity, quality, programmatic requirements or other substantial deviation from the Preliminary Documents.

5.2.7  The Guaranteed Maximum Price will contain a separately identified contingency factor (the “Contingency”). The Contingency is not allocated to any particular item of the Cost of the Work, and is established for the Contractor’s use as may be required for costs incurred in the Work (including impact and delay costs) resulting from (i) conditions reasonably unforeseen at the time of execution of this Agreement and (ii) excusable, non-compensable delays (as described in Subparagraph 4.4 hereof or Subparagraph 8.3 of the General Conditions). The Contractor may utilize the Contingency for any items within the Cost of the Work and without resulting in any change in the Guaranteed Maximum Price, provided that offsets against the Contingency shall be documented and approved in writing by Owner prior to proceeding with the Work associated with use of Contingency dollars. As Bid Packages are awarded or as savings are realized as a result of value engineering, all savings will accrue to the benefit of Owner or be offset in a cost category “Gain or Loss on Buyout” (i.e., deductive or additive) to the Cost of Work and shall be used in its entirety before Contractor uses the Contingency, and any savings shall be reflected in a deductive Change Order evidencing a reduction in the Guaranteed Maximum Price.

ARTICLE 6 CHANGES IN THE WORK

6.1  Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201-1997, as amended and attached hereto as Exhibit “6.1” (hereinafter sometimes referred to as the “General Conditions”). Subject to Subparagraph 5.1.4 hereof, the Contractor’s Fee shall be increased or decreased, as applicable, as a result of the issuance of Change Orders by an amount calculated as four percent (4%) of the actual change in the Cost of the Work.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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6.2  In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Clause 7.3.3.3 of AIA Document A201-1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Subparagraph 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to them in AIA Document A201-1997 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.3  In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in Article 7 of this Agreement, and as limited by Article 8 hereof, and the terms “fee” and “a reasonable allowance for overhead and profit” shall mean the Contractor’s Fee as defined in Subparagraph 5.1.2 of this Agreement.

6.4  ~~If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor’s Fee in the case of changes in the Work, or if the extent of such chnages is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.~~

Each of Owner and Contractor, with the advice and assistance of Architect, shall negotiate in good faith to reach agreement on all Change Orders adjusting the Guaranteed Maximum Price or the Contract Time.

ARTICLE 7 COSTS TO BE REIMBURSED

7.1 COST OF THE WORK

The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work and actually paid or to be paid by Contractor. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior written consent of the Owner. Owner shall pay Contractor the Cost of the Work to the extent such Costs plus Contractor’s Fee do not exceed the Guaranteed Maximum Price. The Cost of the Work shall include only the items set forth in this Article 7 and shall further be subject to the exclusions set forth in Article 8 hereof, it being understood that the latter Article shall prevail in the event of any conflict.

7.2 LABOR COSTS

7.2.1  Wages, exclusive of benefits defined in Subparagraph 7.2.4 of this Agreement, of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, otherwise, with the Owner’s written approval, and subject to all the provisions of the Contract Documents, including but not limited to Article 8 and Subparagraph 7.2.4 of this Agreement.~~at off site workshops.~~ Fringe benefits and other payroll related costs not required by law shall be subject to advance written approval by the Owner. Fringe benefit costs typically falling into this category include, but are not limited to, training, pension, employee stock option plans, bonuses, medical and dental benefits, life and accident insurance. The Contractor shall submit a detailed breakdown of all such payroll burden costs a long with a representation as to how the proposed actual billable cost will be computed. Such information must be reviewed and approved in writing by Owner before Contractor may include such items as reimbursable costs.

7.2.2  Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval. Actual wages, exclusive of benefits defined in Subparagraph 7.2.4, of Contractor’s personnel, including the project manager and superintendent, when stationed at the field office and directly involved in the full time prosecution of the Contract Work. Contractor’s field organization shall include only those personnel approved in writing by Owner. (See Exhibit “7.2.2” for a list of personnel initially authorized to charge the Project along with their Billing Rates). Salaries of personnel who are concurrently working on other Contractor projects shall be allocated to this Project and the other applicable projects based on the percentage of the total time worked. In no event shall an hourly rate be applied for salaried personnel that could result in overall reimbursement which exceeds the actual salary costs of the Contractor. For example, if a project manager works 40 hours in a week on the Project and 20 hours on another project, his weekly salary should be allocated two-thirds to the Project.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractor’s principal or other offices shall be included in the Cost of the Work,

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

7.2.3  Actual Wages and salaries of the Contractor’s supervisory or administrative personnel, inclusive of Contractor’s internal consultants as approved by Owner and as set forth in Exhibit “7.2.2” hereto, engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the pre-construction services related to the Work and in no event to exceed an aggregate amount equal to Fifty Thousand and No/00 Dollars ($50,000).

7.2.4  ~~Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7.2.1 through 7.2.3.~~

7.2.4  Actual Cost of contributions, assessments or taxes incurred during the performance of the Work for such items as unemployment compensation insurance, social security, medical and dental benefits, worker’s compensation insurance (as adjusted by experience modifiers), life and disability insurance and pensions, insofar as such cost is based on actual wages or other remuneration paid to employees of the Contractor and included in the Cost of the Work under Subparagraphs 7.2.1 and 7.2.2. Only actual costs will be charged to the Project.

7.2.5  The portion of reasonable and necessary travel and subsistence expenses of Contractor or of its officers or employees incurred while traveling primarily in discharge of duties connected with the Work; provided, however, that all such travel expenses shall be subject to the prior written approval of Owner. All air travel shall be subject to Owner’s prior written approval and shall be made at coach or equivalent class.

7.2.6 Bonuses paid to Contractor’s salaried personnel, if approved in advance in writing by Owner.

7.3 SUBCONTRACT COSTS

7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts as permitted under the Contract Documents.

7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

7.4.1  Costs, including reasonable transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction unless otherwise specifically precluded by the Contract Documents.

7.4.2  Costs of materials described in the preceding Subparagraph 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.5.1  Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, temporary heat, light and power not otherwise furnished by Owner and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items not fully consumed, whether sold to others or retained by the Contractor, as Owner and Contractor shall determine. The Contractor shall have the use of Owner supplied water, electric and sewer services as may be available on site at no cost to Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2  Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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On Contractor-owned equipment, rental charges shall be deemed a direct out-of-pocket cost, assuming a monthly rental at rates prevailing in the general vicinity of the Project. In no event shall rental charges exceed the fair market value of such equipment at the time of its commitment to the Work. Like pieces of equipment utilized for the Work at different times shall be considered as the same piece of equipment for purposes of reimbursable cost limitations. Rental charges shall be made only during such period as such equipment is being used on the Work, except for equipment which must remain on the Project site during the term of the Agreement for exclusive use on the Work. Any equipment which must remain on the Project site during the term of the Agreement shall be specifically identified in a written schedule approved by Owner and Contractor, which shall also include the expected duration of such equipment’s exclusive use and the rental rate to be charged therefor. All rental charges shall be specified to Owner, including the cost of fuel, oil, grease and expendable supplies, maintenance, minor repairs, insurance and taxes, if separately charged. All such equipment shall be delivered to the job site in first-class condition.

7.5.3  Costs of removal and legal disposal of debris from the site. All Subcontracts shall require Subcontractors to remove and legally dispose of all debris created by their activities, and Contractor shall enforce such requirements or effect an appropriate back change to those Subcontractors who fail to meet their requirements in this regard. If so required by Owner, Contractor shall remove and dispose of debris created by Owner’s separate contractors, if any, and the cost of the same shall be considered a Cost of the Work.

7.5.4  Costs of document reproductions (excepting reproduction of bid documents, which Owner may furnish through the Architect), facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.5.5. ~~That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.~~

7.5.6. ~~Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.~~

Costs of storing materials and equipment of the Project or, if approved in advance in writing by Owner, in a bonded warehouse or other location as Owner and Contractor may agree.

7.6 MISCELLANEOUS COSTS

7.6.1  That portion of insurance and bond premiums that can be directly attributed to this Contract~~:~~ PL/PD insurance shall be charged at the rate of 0.95% of the Contract Sum. Subguard insurance shall be charged at the rate of 1.33% of all Subcontract costs.

7.6.2  Subject to the provisions of Paragraph 3.6 of the General Conditions, sales~~Sales~~, use or similar taxes imposed by a governmental authority that are related to the Work~~.~~, it being expressly understood that none of the foregoing includes Contractor’s federal, state or local income or franchise taxes. It is understood that the Owner will not consider sales tax a Cost of the Work.

7.6.3  Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay. Such cost shall be reimbursed directly to Contractor by Owner without payment of any Contractor’s Fee thereon.

7.6.4  Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparargaph 7.7.3.

7.6.5 Subject to Subparagraph 3.17.1 of the General Conditions, and all the Contract Documents, ~~R~~royalties and license

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201-1997 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

7.6.6 Data processing costs related to the Work shall be billed at a rate of 0.132% of the Contract Sum.

7.6.7 Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

7.6.8  Legal and, if permitted under the General Conditions, mediation ~~and arbitration~~ costs, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner’s prior written approval; which approval ~~shall not be unreasonably~~ may be withheld in Owner’s reasonable discretion.

7.6.9  Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved in writing in advance by the Owner.

7.7 OTHER COSTS AND EMERGENCIES

7.7.1 Other costs reasonably and necessarily incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.7.2  From and to the extent of the unutilized portion of the Contingency, if any, Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6.1 of AIA Document A201-1997 provided such emergency, and the damage as a consequence thereof, resulted from the fault, negligence or intentional acts or omission of Contractors officers, executives, general managers, estimators, purchasing and contracting agents, superintendents or supervisory personnel or of Contractor’s other employees or agents, and any of its Subcontractors, suppliers or anyone directly or indirectly employed by them, or for whose acts any of them may be liable, for performance of the Work, and only to the extent the cost of repair or correction is not recoverable by Contractor from insurance, sureties, Subcontractors or suppliers. The amount of the cost for these items stated in this Subparagraph shall be included in the Guaranteed Maximum Price without payment of Contractor’s Fee.

7.7.3  Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by ~~negligence or failure to fulfill a specific responsibility of the Contractor~~ the fault, negligence or intentional acts or omissions of, or a default hereunder by, Contractor or its officers, executives, general managers, estimators, purchasing and contracting agents, superintendents or supervisory personnel, and Contractor’s other employees, agents and Subcontractors, or any other party directly or indirectly employed by Contractor and such agents or Subcontractors, or for whose acts any of them may be liable for performance of the Work, and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

ARTICLE 8 COSTS NOT TO BE REIMBURSED

8.1  ~~The Cost of the Work shall not include:~~  The Cost of the Work shall not include, and Contractor shall not be reimbursed or otherwise paid for, the items set forth below in this Paragraph 8.1, nor any item not specifically and expressly included in the items described in Article 7 hereinabove; provided, however, that Contractor shall, nevertheless, provide all labor, materials, equipment, and other items necessary for the proper execution and completion of the Work, notwithstanding that Contractor is not to be reimbursed therefore.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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8.1.1  Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Subparagraphs 7.2.2 and 7.2.3 or as may be provided in Article 14.

8.1.2 Expenses of the Contractor’s principal office and offices other than the site office.

8.1.3 Overhead and general expenses of any kind, except as may be expressly included in Article 7.

8.1.4  Any part of~~T~~the Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work, or costs of financing, interest or other charges incurred by Contractor in the course of obtaining any funds to finance prosecution of the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7.5.2.

8.1.6  ~~Except as provided in Subparagraph 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.~~

8.1.7 Any cost not specifically and expressly described in Article 7.

8.1.8  Costs, other than costs included in Change Orders approved by the Owner (which may include Contract Allowance Adjustments), that would cause the Guaranteed Maximum Price to be exceeded, which excess costs shall be the responsibility of, and shall be borne by, the Contractor, and the Contractor hereby indemnifies, defends and holds Owner harmless from and against any and all such excess costs.

8.1.9  Costs resulting from the fault, negligence or intentional acts of, or a default hereunder by, Contractor or its officers, executives, general managers, estimators, purchasing and contracting agents, superintendents or supervisory personnel, and Contractor’s other employees, agents and Subcontractors, or any other party directly or indirectly employed by Contractor and such agents or Subcontractors, or for whose acts any of them may be liable, including, without limitation, the costs of (1) correcting defective or nonconforming Work, (2) disposal of materials and equipment wrongly supplied, (3) making good any damage to property (except damage to the Work), (4) remediating and cleaning-up Hazardous Materials that have been spilled or released by Contractor or any Subcontractor, employee or any other person acting under Contractor, and (5) non-excusable delays (as described in Subparagraph 4.3 hereof).

8.1.10 Costs in excess of limitations on the Costs of the Work as provided in Paragraph 5.2.1 of the Agreement.

8.1.11 Costs of removing and replacing any material condemned or rejected as a result of nonconformance with the Contract Documents.

8.1.12 Costs associated with Contractor’s failure to obtain in a timely manner any and all permits for which Contractor is responsible pursuant to Subparagraph 7.6.3 of the Agreement.

8.1.13  Subject to the provisions of Article 4.4 of this Agreement, costs incurred by Contractor resulting from the failure of Contractor or its Subcontractors to coordinate their work with that of Owner and its other contractors, if any, after agreeing to the schedules referred to in the Contract, or otherwise resulting from Contractor’s failure to comply with directives of Owner not in conflict with said schedules.

8.1.14  Subject to the provisions of Article 4.4 of this Agreement, any acceleration costs, including any and all overtime wages, arising as a result of delay in carrying out the Work to the extent caused by (1) Contractor’s negligence or failure to satisfy the Contract Documents, or (2) any Subcontractor’s or Sub-subcontractor’s negligence or failure to satisfy the Contract Documents.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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8.1.15  Costs resulting from the failure of Contractor or any Subcontractor to procure and maintain insurance if required in the Contract Documents and as provided in Article 11 of the General Conditions.

8.1.16 Subject to the provisions of Article 4.4 of this Agreement, overtime except as may be specifically described in Paragraph 7.6.12.

8.1.17  Wages or other compensation of Contractor’s officers, executives, general managers, estimators, auditors, safety personnel, accountants, purchasing and contracting agents and other employees at Contractor’s principal office and branch office except as may be specifically provided in Paragraph 7.2.2.

8.1.18 Costs incurred by Contractor for any consultation or services rendered prior to the date hereof unless set forth in Contractor’s Proposal or otherwise authorized in writing by Owner.

8.1.19 Costs incurred as a result of any inspection or test which reveals nonconforming or defective work not performed in accordance with the Contract Documents.

8.1.20 Vacation wages paid to Contractor’s personnel that were not accrued while such personnel were working on the Project.

8.1.21 Subject to the provisions of Article 4.4 of this Agreement, claims of Subcontractors and Sub-subcontractors for additional compensation that have not been approved, in writing, by Owner.

8.1.22  Premiums for any release bond, if necessary, sufficient to release any claim of lien or stop notice under California Civil Code Section 3143 or 3171, where the lien resulted from nonpayment by the Contractor when the Contractor has been paid by the Owner.

8.1.23 Any deductibles required to be paid pursuant to any policies of insurance furnished by the Contractor.

8.1.24 Costs for Contractor’s or any Subcontractor’s insurance premiums for any coverages provided by Owner pursuant to Article 16 hereof.

8.1.25  Any and all expenses, including, but not limited to, attorneys’ fees, and costs incurred in defending Owner and/or its property from and against mechanic’s liens, stop notices and/or payment bond claims or in fulfilling the Contractor’s indemnity obligations under the Contract Documents, except where those liens result from the unjustified nonpayment of the Contractor by the Owner.

8.1.26 State sales and use tax to the extent avoidable pursuant to Owner’s Sales Tax Mitigation Procedures.

ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS

9.1  ~~Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.~~ Contractor shall timely and in advance advise Owner of all cash and trade discounts, rebates and refunds available during or as a result of performance of the Work, including but not limited to volume and subcontract Guaranteed Maximum rebates to which Contractor may become entitled based in whole or in part upon performance of the Work. All discounts, rebates and refunds shall accrue to Owner, and there shall be a commensurate reduction by Change Order to the Guaranteed Maximum Price, unless Owner fails to provide the initial payment for, or timely reimbursement to, Contractor for purchases giving rise to such discounts pursuant to Contractor’s Application for Payment therefor. All trade discounts, rebates and refunds, and all proceeds from the sale of surplus or salvaged materials and equipment shall accrue to Owner by way of a reduction in the Cost of the Work, and Contractor shall take such steps as shall be necessary to secure the same. The Contractor shall exercise all reasonable efforts to obtain such discounts, rebates, refunds and amounts, and the Contractor shall, without limitation, take all reasonable steps to give the Owner reasonable advance notice of opportunities to obtain cash discounts by early payment, to allow Owner to take advantage of such opportunities.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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9.2 Amounts that accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS

10.1  Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain a minimum of three (3) bids per trade from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work,unless Owner’s express written approval to the contrary first shall have been given, which approval shall not be unreasonably withheld or delayed, and shall deliver such bids to the Owner ~~Architect~~. The Owner shall then determine, with the advice of the Contractor and the review and recommendation of the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2  If a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, if the other bid is in excess of the budget amount for that trade then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner. The Contractor acknowledges and agrees that to the extent required by any party providing financing for the Project and at the instruction of the Owner, the Contractor may be required to obtain bids from, and utilize only, union Subcontractors, personnel and material suppliers. The Contractor further acknowledges and agrees that the Owner may require that only non-union Subcontractors, personnel and material suppliers be utilized for the Project. Notwithstanding the foregoing, Owner acknowledges that Contractor is signatory to the Ironworkers’, Carpenters’, and Laborers’ trade agreements and, subject to Contractor’s determination of custom and practice in the region in which the Project is located as such relate to Contractor’s ability to employ non-union workers in such trades. Owner further acknowledges that Contractor may be compelled to employ union workers in such trades to perform the Work on the Project, notwithstanding Owner’s instruction to the contrary.

10.3  Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11 ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of ~~three~~ four years after final payment, or for such longer period as may be required by law. After the expiration of said four (4) year period and prior to the disposal of such books, records and supporting data, Contractor will give Owner (i) notice that Contractor intends to dispose of same and (ii) an opportunity to take possession of all such books and records or make copies of such portions thereof as Owner may desire. Owner reserves the right, at Owner’s expense, to audit the Contractor’s, and any Subcontractor’s, Sub-subcontractor’s and supplier’s, books and records for compliance with all of the terms of the Contract Documents.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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ARTICLE 12 PAYMENTS

12.1 PROGRESS PAYMENTS

12.1.1  Based upon Applications for Payment including all supporting documents submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.1.2  The Contractor shall submit an Application for Payment to the Architect on a monthly basis during the performance of the Work. The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, ~~or as follows~~:

12.1.3  Provided that a properly prepared and submitted~~an~~ Application for Payment with all required supporting documentation is received by the Architect not later than the 5th day of ~~a~~ the month following performance of the Work, the Owner shall make payment to the Contractor not later than the 5th day of the following month, provided that Owner shall make commercially reasonable efforts to make such payments by the 30th day of the month in which the Application is submitted. If an Application for Payment is received by the Architect after the application date fixed above, Owner shall endeavor to make payment thereon~~shall be made by the Owner~~ not later than 30 days after the Architect receives the Application for Payment, but in no event later than the next billing cycle.

12.1.4  Subject to the provisions of Article 9 of the General Conditions, ~~W~~with each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment. Additionally, each Application for Payment shall contain the following representation and warranty:

“Contractor hereby represents and warrants to Owner that there are no mechanic’s liens, stop notices, bonds or other claims outstanding as of the date of this Application for Payment, that all due and payable bills with respect to the Work have been paid in full to date or are included in the amount requested in this Application for Payment, and that, except for such bills not paid but so included, there is no known basis for the filing of any mechanic’s lien or the making of any stop notice or other claims with respect to the Work.”

The foregoing warranty shall not apply to liens resulting from Owner’s failure to pay Contractor any amounts then due and owing, and not in dispute under the Contract.

12.1.5  Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

12.1.6  Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1  take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document;

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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.2  add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

.3  add the Contractor’s Fee, less retainage of ten percent (10%). The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4 subtract the aggregate of previous payments made by the Owner;

.5  subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

.6 subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.

.7  Subject to approval of any Lender providing financing for the Project, retention in the amount of ten percent (10%) shall be withheld from each Subcontractor Progress Payment until its portion of the Work is fifty percent (50%) complete. Once the Subcontractor’s portion of the Work is fifty percent (50%) complete, should its work be on schedule and in compliance with the Contract Documents and at Owner’s sold discretion, no additional retention shall be withheld. Partial retention may be released once each Subcontractor has completed its portion of the Work and its work has been accepted by the Owner, Architect and Contractor, final retention with respect to such Subcontractor may be released, subject to Owner’s approval.

.8  Retention shall be withheld from the Contractor in accordance with the terms listed above for trade work performed by its own personnel. Retention shall not be withheld from the Contractor for payment of general conditions, other direct costs subject to reimbursement under Article 7 of the Agreement and Contractor’s Fee thereon.

12.1.8  Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of not less than ten percent (10%), subject to the provisions set forth in Subparagraph 12.1.7.7. The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.

12.1.9  In taking action on the Contractor’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 12.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

12.1.10 As a condition for further payment, the Contractor shall, within thirty (30) days after each Application for Payment or after Owner has made payment thereon, as the case may be:

(i) Provide to Owner and Lender (as defined below) a statement accounting for the disbursement of funds received from Owner pursuant to said Application for Payment. Such statement shall itemize all disbursements made by the Contractor and shall be accompanied by copies of Subcontractor payment vouchers, material supplier invoices, payrolls and such other data as Owner may require to substantiate actual expenditures, and shall separately state that part of any monies paid out or costs incurred by the Contractor for services and materials;

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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(ii) Provide to Owner and Lender waivers and releases of mechanic’s lien, stop notice and bond rights for the Contractor, any Subcontractors and any material suppliers covered by the disbursement made pursuant to said Application for Payment together with any other documents to the extent and in such form as the Owner may require to assure an effective waiver and release of such rights under California Civil Code Section 3262; and

(iii) Provide, in addition to the representation and warranty called for in Paragraph 12.1.4 above, a representation and warranty that the Contractor has obtained unconditional waivers and releases from all Subcontractors, Sub-subcontractors and material suppliers in such form as to constitute an effective waiver and release of liens or claims pursuant to California Civil Code Section 3262 for those disbursements made in accordance with said Application for Payment. In the event the Contractor is unable to provide the foregoing representation and warranty, the Contractor shall provide the foregoing representation and warranty to the extent it can accurately do so and, in addition, shall provide to the Owner a list of all Subcontractors, Sub-subcontractors and material suppliers from whom the Contractor was required, but failed, to obtain an unconditional waiver and release.

Notwithstanding anything to the contrary contained in this Paragraph 12.1.10, and without in any way limiting any of Owner’s other rights and remedies under the Contract Documents, should the Contractor fail timely to provide any required waiver and release, Owner may withhold further payments to the Contractor to the extent of, and in an amount equal to, one hundred fifty percent (150%) of the disbursement for which Contractor has not received an unconditional waiver and release.

12.1.11  Upon Owner’s written request, the Contractor shall submit copies of all Applications for Payment waivers, releases and substantiating data to any person or entity now or hereafter supplying financing for the Project (“Lender”).

12.1.12 Contractor agrees to abide by any reasonable disbursement requirements of any Lender, which requirements may be agreed to by Contractor in advance.

12.2 FINAL PAYMENT

12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1  the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and;

.2 a final Certificate for Payment has been issued by the Architect.

12.2.2 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

12.2.3  The Owner’s designated representative~~accountants~~ will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s designated representative~~accountants~~ reports to be substantiated by the Contractor’s final accounting, and provided the other conditions of Subparagraph 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s designated representative~~accountants~~, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997. The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of the AIA Document A201-1997.

12.2.4  If the Owner’s designated representative~~accountants~~ reports the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand ~~arbitration~~ mediation of the disputed amount without a further decision of the Architect. Such demand for ~~arbitration~~ mediation shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment; failure to demand ~~arbitration~~ mediation within this 30-day period shall result in the substantiated amount reported by the Owner’s designated representative~~accountants~~ becoming binding on the Contractor. Pending a final resolution by ~~arbitration~~ mediation, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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12.2.5  If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13 TERMINATION OR SUSPENSION

13.1  The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. ~~However, the~~ The amount to be paid to the Contractor under Subparagraph 14.1.3 of AIA Document A201-1997 shall be governed by the provisions of Paragraph 14.3 of the General Conditions ~~not exceed the amount the Contractor would be entitled to receive under Paragraph 13.2 below, except that the Contractor’s Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.~~

13.2  The Contract may be terminated by the Owner for cause as provided in Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

13.2.1 Take the Cost of the Work incurred by the Contractor to the date of termination, including the reasonable cost of demobilization;

13.2.2  Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Subparagraph 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

13.2.3 Subtract the aggregate of previous payments made by the Owner.

13.3  The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Subparagraph 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

13.4  The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201-1997 except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Subparagraphs 5.1.2 and Paragraph 6.4 of this Agreement.

ARTICLE 14 MISCELLANEOUS PROVISIONS

14.1  Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended in that document or as amended or supplemented by other provisions of the Contract Documents.

14.2  Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
(Insert rate of interest agreed upon, if any.)

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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Ten percent (10%) per annum.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3 The Owner’s representative, unless and until Contractor is notified in writing to the contrary, is:

(Name, address and other information.) Douglas Searle River Rock Casino 3250 Highway 128 Geyserville, CA 95441

14.4 The Contractor’s representative, unless and until Owner is notified in writing to the contrary, is:

(Name, address and other information.)
Terry McKellips (commitments to Subcontractors and Suppliers)
     with copy to Jeffrey Recob

Jeffrey Recon (change orders to Prime Contract)
     with copy to Terry McKellips
Swinerton Builders
260 Townsend Street
San Francisco, CA 94107

14.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

14.6 Other provisions:

14.6.1 Terms used in this Agreement which are defined in the General Conditions shall have the meanings designated in the General Conditions

Contractor is being retained to work on the Project because of its reputation for excellence. Accordingly, the standard of knowledge, care, and performance to which Contractor and its personnel will be held in carrying out Contractor’s obligations under this Contract is not simply that which is ordinarily expected of general contractors in this community; rather, Contractor agrees to be bound by the highest standards of competence of the most expert general contractors engaged in business of large-scale construction of entertainment/casino/hotel/resort facilities in the Western region of the United States. Contractor shall furnish its best skill and judgment, employing first-class professional standards, and shall cooperate with the other parties involved in the Project in furthering the interests of Owner.

14.6.3 Owner and the Tribe shall be subject to, and Contractor shall be entitled to the benefit of, a limited waiver of sovereign immunity as set forth in Exhibit “14.6.3” attached hereto.

14.6.4  Except as otherwise expressly provided in the Contract Documents, this Agreement is made for the sole benefit of Contractor, Owner, Owner’s Lender, if any, and other permitted successors and assigns and no other person or entity shall have any right or action of any kind hereunder or be deemed to be a third party beneficiary of this Agreement or of the services to be provided hereunder. This Agreement represents the entire and integrated agreement between Owner and Contractor and supersedes all prior negotiations, arrangements, representations or agreements either written or oral. Every provision of the Contract Documents is intended to be severable such that, if any term or provision of this Agreement or the rest of the Contract Documents is held illegal or invalid as applied to any fact or circumstance, such illegality or invalidity shall not affect the validity of such provisions as applied to any other fact or circumstance and any validity of any other provision of this Agreement or the rest of the Contract Documents. A waiver of any breach or default under the Contract Documents shall only be valid if expressly given by the waiving party in writing, and any given waiver shall not constitute a waiver of any other breach or default of any provision thereunder.

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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14.6.5  All construction related traffic, including truck traffic and deliveries with respect to the Work, shall enter and leave the Project at a location or locations mutually approved by Owner and Contractor and such location(s) shall be in compliance with regulations covering the site and the Project.

14.6.6  Contractor agrees that Contractor shall be responsible for the conduct of all of Contractor’s employees and those of the Subcontractors. In the event Owner opens the Project for business to the public prior to completion of the Work, Contractor shall use reasonable efforts to minimize the interference with any portion of the Project open to the public. Contractor shall cause all workers to eat their lunches in areas designated by Owner therefor. Contractor shall provide and shall ensure that all workers utilize the approved portable sanitary facilities. Contractor shall not permit workers to interrupt the business of the Project or do any other act which may be detrimental to the reputation of the Project or offensive to the patrons of the Project. Contractor will not permit either its employees or those of its Subcontractors to bring firearms or bring or consume alcoholic beverages or narcotics onto the Project Site and shall conform to Owner’s policy with respect to Drug and Alcohol Abuse.

14.6.7  Any signage to be located at the Project Site shall be subject to the prior approval of Owner and shall only contain the name of Owner, Contractor, Owner’s consultants and Owner’s Lender, if any, or any other party specifically approved by Owner, in Owner’s sole and absolute discretion.

14.6.8  The Exhibits. Appendices and Supplements to this Agreement and to the General Conditions are incorporated into this Agreement and the General Conditions, respectively, by reference and are a part of the Contract Documents as though fully rewritten herein.

14.6.9  Contractor acknowledges that a confidential relationship has been established between Owner and Contractor by this Agreement and that Owner may communicate to Contractor certain confidential information to enable Contractor to render the services required herein. Contractor agrees (i) to treat and to obligate its consultants, employees and Subcontractors, to consider and treat all information as secret and confidential, and (ii) not to disclose, subject to any obligation imposed by court order or other entity exercising authority over the Project, or issue any information or make available, any reports, recommendations and/or conclusions in connection with this Project, which Contractor may make to Owner, or any drawings, to any person, firm or corporation or use the same in any manner whatsoever without first obtaining Owner’s prior written approval.

14.6.10  Owner represents to Contractor that Owner has the power and authority to enter into this Agreement. Contractor represents to Owner that Contractor has the power and authority to enter into this Agreement.

14.6.11  CONTRACTORS ARE REQUIRED BY LAW TO BE LICENSED AND REGULATED BY THE CONTRACTORS’ STATE LICENSE BOARD, WHICH HAS JURISDICTION TO INVESTIGATE COMPLAINTS AGAINST CONTRACTORS IF A COMPLAINT REGARDING A PATENT ACT OR OMISSION IS FILED WITHIN FOUR YEARS OF THE DATE OF THE ALLEGED VIOLATION. A COMPLIANT REGARDING A LATENT ACT OR OMISSION PERTAINING TO STRUCTURAL DEFECTS MUST BE FILED WITHIN TEN (10) YEARS OF THE DATE OF THE ALLEGED VIOLATION. ANY QUESTIONS CONCERNING A CONTRACTOR MAY BE REFERRED TO THE REGISTRAR OF THE BOARD, WHOSE ADDRESS IS:

CONTRACTOR’S STATE LICENSE BOARD P.O. BOX 26000 SACRAMENTO, CALIFORNIA 95826

THE CONTRACTOR HOLDS CALIFORNIA CONTRACTOR’S LICENSE NUMBER 92

ARTICLE 15 ENUMERATION OF CONTRACT DOCUMENTS

15.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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15.1.1  The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997, as modified, along with those documents enumerated in the Schedule of Exhibits attached to this Agreement at Appendix 1.

15.1.2  The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction. AIA Document A201-1997, as modified, along with those documents enumerated in the Schedule of Exhibits attached to the General Conditions at Appendix 2.

15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated November 3, 2003.~~, and are as follows:~~

Document	Title	Pages

15.1.4  The Specifications are those contained in the Project Manual dated as in Subparagraph 15.1.3, and are ~~as follows~~ as indicated in the Document List attached hereto at Exhibit “15.1.5.”:
(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Section	Title	Pages

15.1.5 The Drawings are ~~as follows, and are dated unless a different date is shown below~~ as indicated on the Document List attached hereto at Exhibit “15.1.5”:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Number	Title	Date

15.1.6 The Addenda, if any, are as follows:

Number	Title	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7  Other Documents, if any, forming part of the Contract Documents are as follows:
(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

15.1.7.1 The Exhibits and Schedules attached hereto

ARTICLE 16 INSURANCE AND BONDS

(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

16.1 See Exhibit “16.1” attached hereto.

16.2  Any other provision (including the provisions of Article 11 of the General Conditions) to the contrary notwithstanding, all policies of insurance for insurance provided by Contractor, if any, shall include (in addition to others Owner may designate pursuant to the General Conditions) the following entities as additional insureds: Owner, Owner’s Representative, Owner’s Lender, Architect, and their respective consultants, partners, shareholders, officers, directors, members, managers and employees.

16.3  If Owner requires Contractor to obtain any insurance in addition to the insurance expressly required hereunder, Owner shall notify Contractor thereof. Within ten (10) days after Owner delivers such notice to Contractor, Contractor shall deliver a written proposal to Owner for obtaining such insurance including the additional Cost of the Work Contractor will incur if Contractor obtains such insurance. Contractor shall use commercially reasonable efforts to

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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obtain such insurance at the lowest cost reasonably available. If Owner delivers a second notice to Contractor directing Contractor to procure such insurance, then Contractor shall promptly thereafter do so and the Guaranteed Maximum Price shall be increased by Change Order by the lesser of the amount set forth in Contractor’s estimate or the actual additional Cost of the Work for such insurance.

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

RIVER ROCK ENTERTAINMENT AUTHORITY	SWINERTON BUILDERS

/s/ Elizabeth Elgin DeRouen	/s/ Jeffry D. Recob

OWNER (Signature)	CONTRACTOR (Signature)

Elizabeth Elgin DeRouen, Chairperson	Jeffry D. Recob V.P.

(Print name and title)	(Print name and title)

© AIA DOCUMENT A111 – OWNER – CONTRACTOR AGREEMENT – 1997 EDITION – AIA – COPYRIGHT 1997 – THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON, D.C. 20006-5292. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below, expiration as noted below. User Document: rrlexpansion-swinerton-a11130.aia – 3/30/2004. AIA License Number 1013803, which expires on 10/11/2004.

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